Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus included in the Registration Statement (Form N-14 No.333-268153) of Crescent Capital BDC, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 23, 2022, with respect to the consolidated financial statements of Crescent Capital BDC, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, into the Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 22, 2022